EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS FIRST
QUARTER 2017 RESULTS

New York, New York May 15, 2017 - Network-1 Technologies, Inc. (NYSE MKT: NTIP), a company specializing in the development, licensing, and protection of its intellectual property rights, today announced financial results for the quarter ended March 31, 2017.

Network-1 had revenue of $6,221,000 for the three months ended March 31, 2017 as compared to revenue of $5,190,000 for the three months ended March 31, 2016. The increase of $1,031,000 or 20% in revenue for the three months ended March 31, 2017 was due primarily to growth in royalty revenue from Network-1's licensees of its Remote Power Patent.

Network-1 reported net income of $2,268,000 or $0.09 per share (basic and diluted) for the three months ended March 31, 2017 compared with net income of $3,820,000 or $0.16 per share (basic and diluted) for the three months ended March 31, 2016.  The decrease in net income of $1,552,000 for the three months ended March 31, 2017 was due primarily to the recognition of additional income in the three months ended March 31, 2016 of $1,438,000 due to relief of its deferred tax allowance of $2,280,000 during such quarter.  Exclusive of this relief of the deferred tax allowance, net income for the three months ended March 31, 2016 would have been $1,540,000 or $.07 per share.

At March 31, 2017, Network-1's principal sources of liquidity consisted of cash and cash equivalents of $48,000,000 and working capital of $53,820,000. Network-1 believes based on its current cash position and projected licensing revenue from its existing license agreements and other revenue that it will have sufficient cash to fund its operations for the foreseeable future.

On December 7, 2016, the Board of Directors of Network-1 approved the initiation of a dividend policy providing for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017. Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.

On February 2, 2017, the Board of Directors of Network-1 declared an initial semi-annual cash dividend of $0.05 per common share with a payment date of March 24, 2017 to all common stockholders of record as of March 3, 2017.

On May 9, 2017, Network-1's wholly-owned subsidiary, Mirror Worlds Technologies, LLC, initiated patent litigation against Facebook, Inc. in United States District Court for the Southern District of New York for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538 and U.S. Patent No. 8,255,439, patents within  Network-1's Mirror Worlds Patent Portfolio.  The lawsuit alleges that the aforementioned patents are infringed by Facebook's core technologies that enable Facebook's Newsfeed and Timeline features.  The lawsuit further alleges that Facebook's unauthorized use of the stream based solutions of the asserted patents has helped Facebook become the most popular social networking site in the world.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns thirty-three (33) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $111,000,000 from May 2007 through March 31, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through March 31, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark   Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein

The unaudited condensed consolidated statements of income and comprehensive income and unaudited condensed consolidated balance sheet are attached.

	Three Months Ended March 31,
	2017	2016

REVENUE	$6,221,000	$5,190,000

OPERATING EXPENSES:
Costs of revenue	1,792,000	1,486,000
Professional fees and related costs	405,000	452,000
General and administrative	484,000	403,000
Amortization of patents	50,000	414,000
Stock-based compensation	237,000	12,000

TOTAL OPERATING EXPENSES	2,968,000	2,767,000

OPERATING INCOME	3,253,000	2,423,000
OTHER INCOME:
Interest income, net	9,000	10,000

INCOME BEFORE INCOME TAXES	3,262,000	2,433,000

INCOME TAXES (BENEFIT):
Current	955,000	51,000
Deferred taxes, net	39,000	(1,438,000)
Total income taxes (benefit)	994,000	(1,387,000)

NET INCOME	$2,268,000	$3,820,000

Net Income Per Share
Basic	$0.09	$0.16
Diluted	$0.09	$0.16

Weighted average common shares outstanding:
Basic	24,118,851	23,252,751
Diluted	26,333,945	24,266,573

Cash dividends declared per share	$0.05	—

NET INCOME	$2,268,000	$3,820,000

OTHER COMPREHENSIVE INCOME:
Unrealized holding gain (loss) on securities available-for-sale arising during the period	(1,000)	27,000

COMPREHENSIVE INCOME	$2,267,000	$3,847,000

Condensed Balance Sheet as of March 31, 2017

Cash and cash equivalents	$48,000,000

Total current assets	$56,382,000

Total assets	$57,750,000

Total current liabilities	$2,562,000

Total long term liabilities	$-0-

Total stockholders' equity	$55,188,000